Exhibit 10.21

498 7th Ave,		18th Floor
New York,		NY 10018
April 12, 2019

Andrew McElroy

 Re:       Amended and Restated Employment Agreement

Dear Andrew:

Transfix, Inc., a Delaware corporation (the “Company”), is pleased to continue employment with the Company on the terms described in this letter (this “Agreement”).

1.              Position. You will be employed by the Company in a full-time position as Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). You will perform such officer level duties and have such officer level authority and responsibility as may be assigned from time to time by the Board, including but not limited to providing services as an officer and/or as a member of the board of directors to one or more of the Company’s subsidiaries or affiliates (collectively with the Company, the “Company Group”). The compensation for the services set forth in this Section 1 shall be covered exclusively by Sections 2 through 5 of this Agreement. By signing this Agreement, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit, or interfere in any material respect with, you from performing your duties for the Company.

2.              Base Salary. Effective as of January 1, 2019, the Company will pay you a base salary at the rate of $350,000 per year. Your semi-monthly salary will be at the rate of $14,483.33, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.

3.              Bonus. You will be eligible for a performance bonus for each calendar year. Initially, your annual target bonus will be $100,000. The bonus, if any, will be awarded based on any combination of (a) the evaluation of performance against objectives agreed to between you and the Board; (b) subjective criteria established by the Board; and (c) Company financial performance. The Company reserves the right to modify this bonus program at any time for any reason. In order to earn a bonus for any such calendar year, you must remain actively and continuously employed by the Company through the end of such calendar year and the date the bonus is due to be paid. Any bonus will be paid no later than March 15 of the year following the performance period, but only if you are still employed by the Company at the time of payment. The Board will have sole and final discretion to determine whether the performance objectives have been achieved and the amount of any bonus.

1

4.              Benefits upon Termination. If your employment with the Company is terminated for any reason by the Company or by you, the Company shall only be required to pay you (or, in the event of your death, your estate) the following: (i) any earned but previously unpaid base salary earned by you as of the last day of your employment with the Company (the “Severance Date”); and (ii) reimbursement of business expenses that you incurred on behalf of the Company in accordance with the Company’s expense reimbursement policy (“Accrued Obligations”). In addition, subject to your complying with the Severance Conditions (as defined below), if applicable, (x) if your employment is terminated by the Company without Cause (as such term is defined in the Company’s 2014 Stock Plan or the Company’s 2019 Stock Plan (or any successor plan) collectively, the “Plan”)), the Company will pay you a lump sum amount equal to six (6) months of your base salary as of the Severance Date, less standard withholdings and authorized deductions, on the sixtieth day following the Severance Date; and (y) if your employment is terminated due to an Involuntary Termination (as defined below) during the period commencing ninety (90) days before a Change of Control (as defined in the Plan) and ending on the twelve month anniversary of a Change of Control, you will become vested in 100% of the then unvested portion of the outstanding Equity Awards (as defined below) previously granted to you as of the Severance Date, including the option grants made to you on February 1, 2017 and January 18, 2019. For purposes of this Agreement, the following terms shall have the meaning as set forth below:

“Severance Conditions” means your (i) signing a separation agreement that contains a general release of claims and non-disparagement covenant in favor of the Company (among other terms) in a form reasonably acceptable to the Company (the “Separation Agreement”) within twenty one (21) days following the Severance Date (or such longer period as may be necessary to obtain an effective general release of all claims), and your not revoking the Separation Agreement during the seven-day period after you sign it; and (ii) complying with the terms of the Separation Agreement and the Confidentiality Agreement (as defined below).

“Involuntary Termination” means a termination of your employment by the Company without Cause, by you for Good Reason (as defined below), or due to your death or Disability (as defined below).

“Good Reason” means shall mean the occurrence (without your written consent) of any one or more of the following conditions: (a) a reduction of your base salary then in effect in excess of 10% (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated executives); or (b) a change in the geographic location of your principal office with the Company that is more than fifty (50) miles from the current location of the Company’s executive office; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless (a) you provide written notice to the Company of the condition claimed to constitute Good Reason within thirty (30) days of the initial existence of such condition(s); (b) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and (c) you terminate your employment with the Company within thirty (30) days following the end of the Company’s cure period.

“Disability” means a physical or mental impairment which, as reasonably determined by the Board, renders you unable to perform the essential functions of your job with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for 90 consecutive days or for more than 120 days in any twelve month period.

2

“Equity Awards” means all time-based stock option awards and time-based restricted stock awards granted to you by the Company (but excluding any performance-or milestone-based stock options or restricted stock awards).

5.              Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans and programs, if any, currently and hereafter maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. Notwithstanding the foregoing, the Company reserves the right to modify job titles and salaries and to modify or terminate benefits from time to time as it deems necessary or appropriate.

6.              Confidential Information and Invention Assignment Agreement. Like all Company employees, you are required, as a condition of your employment with the Company, to comply with the Company’s Confidential Information and Invention Assignment Agreement that you previously signed and which is attached hereto as Exhibit A (which you acknowledge previous execution of by executing this Agreement) (the “Confidentiality Agreement”).

7.              Arbitration. As a material condition to your employment with the Company, you are required to sign the Mutual Agreement to Arbitrate Claims attached hereto as Exhibit B.

8.              Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and an authorized officer of the Company (other than yourself).

9.              Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10.            Effect of Termination on Board Membership and as an Officer. Upon the termination of your employment for any reason, you will automatically and without further action immediately be deemed to have resigned from the board of directors and as an officer of each member of the Company Group, as applicable, effective as of the Severance Date. You shall also take all actions and sign any necessary documents to effect such resignations, to remove your name as an authorized signatory on behalf of any member of the Company Group, and to transfer all necessary passwords or authorizations to any Company documents, files or accounts.

3

11.            Litigation/Audit Cooperation. Following the termination of your employment for any reason, you shall reasonably cooperate with the Company or any other member of the Company Group in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving any member of the Company Group with respect to matters relating to your employment with or service as a member of the board of directors of any member of the Company Group (collectively, “Litigation”) or (b) any audit of the financial statements of any member of the Company Group with respect to the period of time when you were employed by any member of the Company Group (“Audit”). You acknowledge that such cooperation may include, but shall not be limited to, your making yourself available to any member of the Company Group (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations, affidavits or legal representations that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any member of the Company Group to give testimony without requiring service of a subpoena or other legal process; and (iii) turning over to any member of the Company Group (or their attorneys or auditors) any documents relevant to any Litigation or Audit that are or may come into your possession. The Company shall reimburse you for reasonable travel expenses incurred in connection with your providing the services under this Section 10, including lodging and meals, upon your submission of bona fide receipts. The Company shall also compensate you for each hour that you provide cooperation in connection with this Section 10 at an hourly rate equal to Executive’s final base salary as of the Severance Date divided by 2080 (except that you will not be compensated for time actually spent providing testimony). You shall submit invoices for any month in which you perform services pursuant to this Section 10 that details the amount of time and a description of the services rendered for each separate day that you performed such services. The Company shall reimburse you for such services rendered within fifteen (15) days of receiving an invoice from you.

12.           Miscellaneous.

a.              Withholding and Required Deductions. All forms of compensation referred to in this Agreement are subject to all withholding and any other deductions required by applicable law.

b.              Section 409A. All payments and benefits under this Agreement are intended to either be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement is to be interpreted in compliance therewith. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements will be paid to you no later than December 31 of the year following the year in which the expense was incurred; provided, that you submit reimbursement requests promptly following the date the expense is incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Accordingly, should any compensation or benefits payable under this Agreement be subject to Section 409A and be payable upon your termination of employment, then such amounts will be payable only upon your “separation from service” with the Company within the meaning of Section 409A. Additionally, if you are determined by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A, then to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits will not be provided or payable prior to the earlier of (i) the expiration of the six-month period measured from the date of your separation from service or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A delay period in the prior sentence, then all payments so deferred will be paid to you in a lump sum (or your estate or beneficiaries), and any remaining payments will be paid as otherwise provided herein. Finally, your right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on the Company’s payroll dates, will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A.

4

c.              Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of New York, without giving effect to principles of conflicts of law.

d.              Acknowledgments. You acknowledge and agree that (i) each party has cooperated in the drafting and preparation of this Agreement, and therefore, the Agreement shall not be construed against either party on the basis that any particular party was the drafter; (ii) O’Melveny & Myers LLP has served as counsel to the Company in connection with the drafting and negotiation of this Agreement and you have had the opportunity to have legal and financial advisors of your own choosing advise you in connection with the negotiation and preparation of this Agreement; and (iii) you have read and understand the terms of this Agreement and you are signing this Agreement voluntarily and without duress.

e.              Entire Agreement; Modifications; Waivers. This Agreement, together with the Confidentiality Agreement, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, offer letters and agreements, whether oral or written, between them relating to the subject matter hereof. This Agreement may not be modified except in a writing signed by the an authorized officer of the Company (other than yourself) and you. Any waiver of any breach of this Agreement must be signed by the party waiving such right and any such waiver shall not operate or be construed as a waiver of any subsequent breach. Each and every right, remedy and power hereby granted to any party or allowed it by law shall be cumulative and not exclusive of any other.

f.              Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

g.              Electronic Delivery. The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this Agreement, securities of the Company or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other laws or the Company’s Certificate of Incorporation or Bylaws. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

5

If this Agreement is acceptable to you, please sign this Agreement below. We look forward to continuing to build a successful company with you at Transfix, Inc.

Very truly yours,

TRANSFIX, INC.

/s/ Jonathan Salama

By: Jonathan Salama
Title: Chief Technology Officer

ACCEPTED AND AGREED:

/s/ Andrew McElroy

Andrew McElroy

6

ATTACHMENT A

Confidential Information and Invention Assignment Agreement

TRANSFIX, INC.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Employee Name: Drew McElroy

Effective Date: April 12, 2019

As a condition of my becoming employed (or my employment being continued) by Transfix, Inc., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.	Relationship. This Confidential Information and Invention Assignment Agreement (this “Agreement”) will apply to my employment relationship with the Company. If that relationship ends and the Company, within a year thereafter, either reemploys me or engages me as a consultant, I agree that this Agreement will also apply to such later employment or consulting relationship, unless the Company and I otherwise agree in writing. Any such employment or consulting relationship between the parties hereto, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the “Relationship.”

2.	Duties. I will perform for the Company such duties as may be designated by the Company from time to time or that are otherwise within the scope of the Relationship and not contrary to instructions from the Company. During the Relationship, I will devote my entire best business efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3.	Confidential Information.

(a)	Protection of Information. I understand that during the Relationship, the Company intends to provide me with information, including Confidential Information (as defined below), without which I would not be able to perform my duties to the Company. I agree, at all times during the term of the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not to disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information that I obtain, access or create during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I further agree not to make copies of such Confidential Information except as authorized by the Company.

(b)	Confidential Information. I understand that “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.

(c)	Third Party Information. My agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. I further agree that, during the term of the Relationship and thereafter, I will not improperly use or disclose to the Company any confidential, proprietary or secret information of my former employer(s) or any other person, and I agree not to bring any such information onto the Company’s property or place of business.

(d)	Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

4.            Ownership of Inventions.

(a)	Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date: (i) I made, and/or (ii) belong solely to me or belong to me jointly with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Inventions at the time of signing this Agreement, and to the extent such Inventions do exist and are not listed on Exhibit A, I hereby forever waive any and all rights or claims of ownership to such Inventions. I understand that my listing of any Inventions on Exhibit A does not constitute an acknowledgement by the Company of the existence or extent of such Inventions, nor of my ownership of such Inventions. I further understand that I must receive the formal approval of the Company before commencing my Relationship with the Company.

(b)	Use or Incorporation of Inventions. If in the course of the Relationship, I use or incorporate into a product, service, process or machine any Invention not covered by Section 4(d) of this Agreement in which I have an interest, I will promptly so inform the Company in writing. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind.

(c)	Inventions. I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. I understand that “Company Inventions” means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship, except as otherwise provided in Section 4(g) below.

(d)	Assignment of Company Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights therein. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions. I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

(e)	Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company Inventions made or conceived by me (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 5 and Section 6.

(f)	Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and agree never to assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.

(g)	Exception to Assignments. Subject to the requirements of applicable state law, if any, I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of applicable state law, if any. In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and after the term of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship.

5.	Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

6.	Termination Certification. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.

7.	Notice to Third Parties. I agree that during the periods of time during which I am restricted in taking certain actions by the terms of this Agreement (the “Restriction Period”), I shall inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of my contractual obligations under this Agreement. I also understand and agree that the Company may, with or without prior notice to me and during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement. I further agree that, upon written request by the Company, I will respond to the Company in writing regarding the status of my employment or proposed employment with any party during the Restriction Period.

8.	Solicitation of Employees, Consultants and Other Parties. As described above, I acknowledge and agree that the Company’s Confidential Information includes information relating to the Company’s employees, consultants, customers and others, and that I will not use or disclose such Confidential Information except as authorized by the Company. I further agree as follows:

(a)	Employees, Consultants. I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not, directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

(b)	Other Parties. I agree that during the term of the Relationship, I will not negatively influence any of the Company’s clients, licensors, licensees or customers from purchasing Company products or services or solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. In addition, I acknowledge that the Company has valuable Trade Secrets (as defined by applicable law from time to time) to which I will have access during the term of the Relationship. I understand that the Company intends to vigorously pursue its rights under applicable Trade Secrets law if, during a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Thereafter, the Company intends to vigorously pursue its rights under applicable Trade Secrets law as the circumstances warrant.

9.	Covenant Not to Compete. As described above, I acknowledge and agree that the Company’s Confidential Information includes information relating to the Company’s employees, consultants, customers and others, and that I will not use or disclose such Confidential Information except as authorized by the Company. I further agree as follows:

(a)	I agree that during the course of my Relationship, and for a period of twelve (12) months immediately following the termination of my Relationship for any reason, whether with or without cause, at the option either of the Company or myself, with or without notice, or twelve (12) months from the date of any court order enforcing all or part of this Agreement, whichever is later, I will not, either directly or indirectly, (i) act or agree to act as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) own or acquire any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any Competing Business (as defined below) in the Territory (A) as conducted by the Company during the course of my employment with the Company or (B) planned to be conducted by the Company pursuant to a product or business plan developed prior to the termination of my employment with the Company. “Territory” shall mean (i) all counties in the State of New York, (ii) all other states of the United States of America, (iii) the European Union, (iv) Asia, and (v) all other countries of the world in which the Company is then engaged in business. In particular, “Territory” shall include such geographic areas in which (I) the Company’s products and Relationships are then deployed, (II) the Company then has a customer or (III) the Company then has operations or otherwise targets sales and marketing activities or conducts or has plans to conduct business during the course of my employment.

“Competing Business” is defined as any person, corporation, firm, or other entity, and any of their parent, subsidiary or affiliated entities that (a) competes directly or indirectly with Transfix for business in transportation management and/or third party logistics services, (b) any business that develops and/or sells software solutions, hardware solution, or technology products to support fleet management, freight management, or similar business activities, and/or (c) develops real-time supply chain visibility and/or predictive analytics platforms for transportation supply chain management. For purposes of illustration only, examples of category (a) include CH Robinson, Transplace, Convoy, Uber Freight, Amazon Logistics, Inc., Flexport, Loadsmart and Next Trucking, category (b) includes FourKites and KeepTruckin, and category (c) includes Project44 and MacroPoint.

(b)	I acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to use, except for the benefit of the Company, nor to disclose the Company’s Confidential Information and my obligation not to compete contained in Section 9(a) above is necessary to protect the Company’s Confidential Information and to preserve the Company’s value and goodwill. I further acknowledge the time, geographic and scope limitations of my obligations under Section 9(a) above are reasonable, especially in light of the Company’s desire to protect its Confidential Information, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company as described above.

(c)	The covenants contained in Section 9(a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 9(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of Section 9(a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

(d)	This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should I later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that I intend to engage in, I will first notify the Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. I will provide this notification at least fourteen (14) days before I engage in any activity on behalf of a competitor of the Company or engage in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive my right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time. All rights of both parties will be preserved if this requirement is complied with even if no agreement is reached in the conference. I further agree that during the term of the restrictions in this Section 9, I shall promptly inform the Company in writing of the identity of any new employer, the job title of my new position and a description of any Relationships to be rendered to that employer; and, if the new employer is a competitor of the Company, will communicate my obligations under this Agreement to each new employer, which shall include providing each new employer with a copy of this Agreement.

10.	At-Will Relationship. I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between the Company and me, my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly continue in effect after the termination of the Relationship.

11.          Representations and Covenants.

(a)	Facilitation of Agreement. I agree to execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

(b)	No Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship. I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I acknowledge and agree that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)	Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

12.	Electronic Delivery. Nothing herein is intended to imply a right to participate in any of the Company’s equity incentive plans, however, if I do participate in such plan(s), the Company may, in its sole discretion, decide to deliver any documents related to my participation in the Company’s equity incentive plan(s) by electronic means or to request my consent to participate in such plan(s) by electronic means. I hereby consent to receive such documents by electronic delivery and agree, if applicable, to participate in such plan(s) through an online or electronic system established and maintained by the Company or a third party designated by the Company.

13.           Miscellaneous.

(a)	Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of New York.

(b)	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)	Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(d)	Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(e)	Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected. The Company and I have attempted to limit my right to use, maintain and disclose the Company’s Confidential Information, and to limit my right to solicit employees and customers only to the extent necessary to protect the Company from unfair competition. Should a court of competent jurisdiction determine that the scope of the covenants contained in Section 8 and Section 9 exceed the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.

(f)	Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, I agree that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g)	Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(h)	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

THE COMPANY:

TRANSFIX, INC.

By:	/s/ Jonathan Salama
Name: Jonathan Salama
Title: Founder & Chief Technology Officer

Address: 498 7th Avenue, New York, NY 10018

Date: 5/17/2019

EMPLOYEE: Andrew McElroy

/s/ Andrew McElroy
Signature

Address:

Date:	5/17/2019

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 4(a) AND CONFLICTING AGREEMENTS DISCLOSED

UNDER SECTION 11(b)

The following is a list of (i) all Inventions that, as of the Effective Date: (A) I made, and/or (B) belong solely to me or belong to me jointly with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company and (ii) all agreements, if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company:

Identifying Number
Title	Date	or Brief Description

Except as indicated above on this exhibit, I have no inventions, improvements or original works to disclose pursuant to Section 4(a) of this Agreement and no agreements to disclose pursuant to Section 11(b) of this Agreement.

Additional sheets attached

Signature of Employee:	/s/ [ILLEGIBLE]

Print Name of Employee:	Drew McElroy

Date:	5/17/2019

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Transfix, Inc. a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement, and I acknowledge my continuing obligations under that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from the date of this Certification, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity.

I further confirm my agreements contained in Section 9 (Covenant Not to Compete) of the Confidential Information and Invention Assignment Agreement.

Further, I agree that I shall not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Further, I acknowledge that the Company has valuable Trade Secrets (as defined by applicable law from time to time) to which I have had access. I understand that the Company intends to vigorously pursue its rights under applicable Trade Secrets law if, during a period of twelve (12) months from the date of this Certification, I solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Thereafter, the Company intends to vigorously pursue its rights under applicable Trade Secrets law as the circumstances warrant.

Date:	EMPLOYEE:

Andrew McElroy
Print Name

Signature

ATTACHMENT B

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

Mutual Agreement to Arbitrate Claims

I recognize that disputes may arise between Transfix, Inc. (“the Company”) and me during or following my employment with the Company. This Mutual Agreement to Arbitrate Claims (“Agreement”) provides for an impartial procedure to resolve any disputes between the Company and me. In consideration of my ongoing employment with the Company, as well as the compensation, bonuses and equity awards that I will or may be eligible to receive as a result of such employment, the Company and I hereby agree to the following terms and conditions of this Agreement.

Claims Covered by this Agreement

The Company and I mutually consent to the resolution by final and binding arbitration of all claims or controversies (collectively “claims”), whether or not arising out of my employment or the termination of employment with the Company, that the Company may have against me or that I may have against the Company or against its parent, subsidiary or affiliated companies, or any of their respected employees, directors, officers, agents, benefit plans and plan sponsors. The claims covered by this Agreement include, but are not limited to, claims for wages, overtime pay, bonus, commissions, meal or rest breaks, vacation, expenses, penalties, or other compensation due; claims for breach of any contract (express or implied); tort claims; claims for wrongful termination, retaliation, fraud or defamation; claims for discrimination or harassment (including, but not limited to, on the basis of race, sex, religion, national origin, age, marital status, handicap, disability, medical condition, gender expression, veteran status, pregnancy or sexual orientation); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, constitution or ordinance. The parties intend that the claims to be arbitrated be construed as broadly as possible.

Claims Not Covered by the Agreement

Claims I may have for workers’ compensation or unemployment compensation benefits, claims that could be made to the National Labor Relations Board, or any other dispute which as expressly provided by law may not be submitted to arbitration, are not covered by this Agreement. In addition, either party may file an action in any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other provisional equitable relief to ensure that the relief sought in arbitration is not rendered ineffectual by interim harm. The Company and I also further agree that any disputes

Written notice to the Company shall be sent to Transfix, Inc. at 7 498 7th Ave 19th Floor New York, NY 10018. I will be given written notice at the last address recorded in my personnel file.

Arbitration Procedures

The Company and I agree that, except as provided in this Agreement, any arbitration shall be in accordance with the then current JAMS employment arbitration rules of procedures (“JAMS”) (which are available at https://www.jamsadr.com/rules-employment) before an impartial Arbitrator to be mutually selected by the parties from the JAMS panel of neutral arbitrators with employment law experience who conduct arbitrations in the state in which the arbitration is convened (the “Arbitrator”). The arbitration shall take place in or near the city in which I am or was last employed by the Company.

The Arbitrator shall apply the substantive law of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply. The Arbitrator’s decision shall be final and binding upon the parties.

The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss, motion to strike and/or a motion for summary judgment by either party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. However, any issues regarding the scope or validity of any provisions of this Agreement shall be decided by a court of competent jurisdiction and not the Arbitrator.

Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings. regarding the scope or validity of any terms of this Agreement, including the Class Action Waiver (as defined below), may only be resolved by a court of competent jurisdiction and not by the Arbitrator.

1

No Class Claims

All claims that are covered by this Agreement can only be brought by me or the Company on an individual basis. The Company and I agree to waive any right to make any claims on a representative or class basis to the fullest extent permitted by law (the “Class Action Waiver”). However, nothing in this Agreement prohibits the arbitrator from joining or consolidating individual claims brought by other parties to the extent permitted by Rules 19-21 and 42 of the Federal Rules of Civil Procedure.

Opt-Out For Sexual Harassment and/or Sexual Assault Claims

I understand that I have the option to pursue a claim of sexual harassment or sexual assault (an “excluded claim”) either in an arbitration proceeding pursuant to this Agreement or in a court of competent jurisdiction, which election must be made at the time of filing any such legal proceeding; provided, however, that any other claim I may have must be submitted to binding arbitration pursuant to this Agreement and will be decided separate from the excluded claims to the extent I pursue excluded claims in a court proceeding.

Grievances, Required Notice and Statute of Limitations

If either I or the Company assert a claim that is covered by this Agreement, either may demand arbitration. The Company and I agree that the party asserting a claim must give written notice of any such claim to the other party and demand arbitration within the statute of limitations proscribed by law for that claim.

The written notice must identify and describe the nature of all claims asserted and the facts upon which such claims are based. The notice shall be personally delivered to the other party or sent by certified or registered mail, return receipt requested.

Discovery

In such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law.

Designation of Witnesses

At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration.

Either party, upon request at the close of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator. The Arbitrator shall render a written award and opinion.

Except as otherwise provided in this Agreement, both the Company and I agree that neither of us shall initiate or prosecute any lawsuit or administrative action on an individual or class basis which is in any way related to any claim covered by this Agreement. In no event shall the Arbitrator have authority to arbitrate any class, collective, representative, or private attorney general action.

Representation

Either party may be represented by an attorney in the arbitration.

Requirements for Modification or Revocation

This Agreement to arbitrate shall survive the termination of my employment. The Agreement can only be revoked or modified by a writing signed by both me and an authorized officer of the Company that specifically states an intent to revoke or modify this Agreement.

Sole and Entire Agreement

This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement.

Construction

If any provision of this Agreement is determined to be void or otherwise unenforceable, such determination shall not affect the validity of the remainder of the Agreement.

Consideration

The mutual promises by the Company and me to arbitrate claims, as well as my employment or continued employment with the Company provide adequate consideration for this Agreement.

Not an Employment Agreement

This Agreement is not a contract of employment, express or implied, and does not alter the “at-will” status of my employment. This means that either I or the Company can terminate my employment at any time, with or without cause or prior notice.

2

Subpoenas

Each party shall have the right to subpoena witnesses and documents for the arbitration.

Arbitration Fees and Costs

The Company shall pay all fees and costs of the Arbitrator and any JAMS administrative fees that exceed the filing fees that would otherwise be incurred in a court proceeding. Each party shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a claim that allows the prevailing party to be awarded attorneys’ fees, the Arbitrator may award reasonable fees to the prevailing party.

Interstate Commerce

I understand and agree that the Company is engaged in transactions involving interstate commerce and that my employment involves such commerce. As such, I acknowledge that this Agreement is subject to the Federal Arbitration Act.

Electronic Delivery/Signatures

The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this Agreement. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company, including to allow for electronic signature of this Agreement.

By signing below, I acknowledge that I have carefully read this Agreement, and that I understand its terms. I further understand and agree, that I and the Company are waiving our right to have claims resolved by a court or a jury, and that all disputes between me and the Company must be resolved by binding arbitration as provided in this Agreement.

EMPLOYEE NAME		Transfix, Inc.
Signature of Employee:	Date:	Signature of Company Representative:	Date:

/s/ Andrew McElroy	5/17/2019	/s/ Jonathan Salama	5/17/2019

Print Name of Employee and Location of Employment		Print Name and Title of Representative

Andrew McElroy		Jonathan Salama, Founder & Chief Technology Officer

3

TRANSFIX

498 7th Ave 19th Floor

New York, NY 10018

2/26, 2020

Andrew McElroy

Re:      Amendment to Amended and Restated Employment Agreement

Dear Andrew:

This letter agreement (this “Amendment”) serves to amend your amended and restated employment agreement, dated April 12, 2019, between Transfix, Inc. (the “Company”) and you regarding the terms of your employment with the Company (the “Employment Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement or in this Amendment, as appropriate. This Amendment will become effective when the written consent of the Company’s Board of Directors approving this Amendment becomes effective (the “Effective Date”).

The Company and you hereby amend the Employment Agreement as follows:

1.	Section 1 (Position) is hereby deleted in its entirety and replaced with the following:

“Position. Effective as of the date the written consent of the Company’s Board of Directors (the “Board”) approving the Amendment to this Agreement becomes effective (the “Effective Date”), you hereby resign (the “Resignation”) as the Chief Executive Officer of the Company (but not as a full-time employee of the Company). You and the Company agree that as of the Effective Date, subject to the approval of the Board, you will become Chairman of the Board. Subject to the terms of this Agreement, you and the Company hereby acknowledge and agree that you will continue to be employed on a full-time basis by the Company and you will perform such duties and have such authority and responsibility as may be assigned from time to time by the Company’s Chief Executive Officer. By signing this Agreement, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit, or interfere in any material respect with, you from performing your duties for the Company.

It is understood and agreed that, as long as you continue to remain employed on a full-time basis by the Company, the vesting of any Equity Awards held by you shall continue uninterrupted following the Resignation. It is also understood and agreed that the Resignation does not affect your continued service as a member of the Company’s Board, provided however that you will transition effective as of the Effective Date from serving as the CEO Director to serving as an Independent Director (as each such term is defined in the Amended and Restated Voting Agreement, dated as of December 20, 2018, by and among the Company and the stockholders party thereto (as amended and restated or as amended, from time to time)).”

2.              Except as specifically amended by this Amendment or as otherwise contemplated herein, the Employment Agreement shall remain in full force and effect, and the Company and you hereby reaffirm all of the provisions of the Employment Agreement as amended by this Amendment. For avoidance of doubt, Section 11(e) (Entire Agreement; Modifications; Waivers) is reaffirmed, with reference to the “Agreement” including the terms of this Amendment. The term “Company Group” shall mean the Company and the Company’s subsidiaries and affiliates.

3.              You acknowledge and agree that (i) each party has cooperated in the drafting and preparation of this Amendment, and therefore, this Amendment shall not be construed against either party on the basis that any particular party was the drafter; (ii) O’Melveny & Myers LLP has served only as counsel to the Company in connection with the drafting and negotiation of this Amendment and you have had the opportunity to have legal and financial advisors of your own choosing advise you in connection with the negotiation and preparation of this Amendment; and (iii) you have read and understand the terms of this Amendment and you are signing this Amendment voluntarily and without duress.

4.              This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.              The Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this Amendment, the Employment Agreement, securities of the Company or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other laws or the Company’s Certificate of Incorporation or Bylaws. You hereby consent to receive such documents and notices by such electronic delivery and agree to participate through any on-line or electronic system that may be established and maintained by the Company or a third party designated by the Company.

If the terms of this Amendment to the Amended and Restated Employment Agreement are acceptable to you, please sign below and return this Amendment to me.

Sincerely,

/s/ [ILLEGIBLE]
Authorized Officer or
Member of the Board of Directors

Acknowledged and Agreed:

By:	/s/ Andrew McElroy	Date:	2/26/2020
Andrew McElroy